                                                    Registration No. 33-63883
                                                    Rule 424(b)(3)

                                   PROSPECTUS
                                   ----------

                                   1,058 Shares

                         THE PROVIDENCE JOURNAL COMPANY

                              Class A Common stock

                                $1.00 Par Value


                                  THE OFFERING


        This Prospectus relates to 1,058 shares of Class A Common Stock, $1.00 par value, of The Providence Journal Company (the "Corporation") purchased or which may be purchased by executive officers and directors of the Corporation (the "Selling Stockholders") pursuant to stock options granted under stock option plans of the Corporation and its predecessors (the "Plans"). Specific information as to the Selling Stockholders may be found on pages 3 and 4 of this Prospectus. The Corporation has been informed that said 1,058 shares of Common Stock may be offered from time to time publicly by the Selling Stockholders through one or more transactions on a national securities exchange, in the over-the-counter market or through one or more brokers. The shares will be offered at prices prevailing at the time of sale.

        The Selling Stockholders and anyone effecting sales on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and commissions or discounts given may be regarded as underwriting commissions or discounts under said Act.

        The Corporation will not receive any of the proceeds from sales by the Selling Stockholders.

                         ___________________________

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
        ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ___________________________

                The date of this Prospectus is November 8, 1995



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                             AVAILABLE INFORMATION

    The Corporation is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Corporation can be inspected and copied at the Commission's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices in New York (Suite 1300, Seven World Trade Center, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. This Prospectus does not contain all information set forth in the Registration Statement and exhibits thereto which the Corporation has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), which may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees, and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by the Corporation are incorporated in this Prospectus by reference:

        1. The portions of the Corporation's Joint Proxy Statement-Prospectus dated August 31, 1995 relating to the Corporation, Providence Journal Company and King Holding Corp. Such Joint Proxy Statement-Prospectus is included in the Corporation's Registration Statement on Form S-4 (No. 33-57479).

        2.  The Corporation's Current Report on Form 8-K dated October 5, 1995.

        3. The description of the Class A Common Stock contained in the Corporation's Registration Statement on Form 8-A dated September 29, 1995 and any amendment or report filed for the purpose of updating such description.

    Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

    All documents filed with the Commission by the Corporation pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering of the Common Stock offered hereby are incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be modified or superseded

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for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN (OTHER THAN THE EXHIBITS TO SUCH DOCUMENTS). WRITTEN REQUESTS SHOULD BE MAILED TO THE LEGAL DEPARTMENT, THE PROVIDENCE JOURNAL COMPANY, 75 FOUNTAIN STREET, PROVIDENCE, RHODE ISLAND 02902, ATTENTION:
JOHN L. HAMMOND, VICE PRESIDENT-LEGAL.  TELEPHONE REQUESTS MAY BE DIRECTED TO
(401) 277-7031.


                         THE PROVIDENCE JOURNAL COMPANY

        The executive office of the Corporation is located at 75 Fountain Street, Providence, Rhode Island 02902. The Corporation's telephone number is
(401) 277-7000.

                              SELLING STOCKHOLDERS

        Set forth below is information as to the Selling Stockholders, the number of shares of Common Stock of the Corporation beneficially owned, the number of shares which may be offered as set forth on the cover of this Prospectus (assuming all options are vested and exercised) and the number of shares to be owned after completion of the offering assuming all shares are sold.


                                             Number of        Number of
Name and                 Number of Shares    Shares Which     Shares to Be
Position with            of Common Stock     May Be           Owned After
the Corporation          Owned (1)           Offered (2)      Offering (3)
---------------          ----------------    ------------     ------------
Stephen Hamblett (4)         414                300             376
Chairman of the
Board, Chief
Executive Officer,
Publisher and
Director

Trygve E. Myhren             132                230             103
President, Chief
Operating Officer
and Director

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
                                                    Number of        Number of
Name and                        Number of Shares    Shares Which     Shares to Be
Position with                   of Common Stock     May Be           Owned After
the Corporation                 Owned (1)           Offered (2)      Offering (3)
---------------                 ----------------    ------------     ------------
F. Remington Ballou (5)                 46               10                 41
Director

Henry P. Becton, Jr.                    14               10                  9
Director

Fanchon M. Burnham (6)                 370               10                365
Director

Peter B. Freeman (7)                   316               10                311
Director

Benjamin P. Harris III (8)              47               10                 42
Director

John W. Rosenblum                       14               10                  9
Director

Henry D. Sharpe, Jr. (9)                19               10                 14
Director

W. Nicholas Thorndike (10)           5,031               10              5,026
Director

John W. Wall (11)                       54               10                 49
Director

Patrick R. Wilmerding (12)             570               10                565
Director

Thomas N. Matlack                        2               47                  0
Vice President-
Finance

John A. Bowers                          26               75                 17
Vice President-
Human Resources

Jack C. Clifford                        86              120                 72
Vice President-
Broadcasting and
Cable Television

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
                                             Number of        Number of
Name and                 Number of Shares    Shares Which     Shares to Be
Position with            of Common Stock     May Be           Owned After
the Corporation          Owned (1)           Offered (2)      Offering (3)
---------------          ----------------    ------------     ------------
John L. Hammond              3                  50              0
Vice President-
Legal

Joanne L. Yestramski         2                  27              0
Vice President-
Comptroller

Howard G. Sutton             6                  60              1
Vice President-
General Manager

Joel N. Stark                3                  25              0
Vice President-
Publishing Develop-
ment and Marketing

James V. Wyman               9                  10              6
Vice President and
Executive Editor

Harry Dyson                  6                  14              4
Treasurer and
Secretary

-------------------------
(1) Includes shares that the Selling Stockholders have the right to acquire beneficial ownership of within 60 days through the exercise of stock options granted under the Plans.

(2) Includes shares that may be purchased pursuant to stock options granted under the Plans on or before the date of this Prospectus.

(3) Except as noted in the applicable footnote below, none of the Selling Stockholders shall own 1% or more of the Corporation's outstanding shares of Common Stock after completion of the offering. Includes only shares that the Selling Stockholders have not acquired, or will not acquire, pursuant to the Plans.

(4) Mr. Hamblett also owns 148 shares of the Corporations' Class B Common Stock (the "Class B Common Stock").

(5)  Mr. Ballou also owns 24 shares of the Class B Common Stock.

(6) Fanchon M. Burnham owns 109 shares of Common Stock and 147 shares of Class B Common Stock. She serves as a co-trustee of trusts for her brother, which hold 211 shares of Common Stock and 189 shares of Class B Common stock. In addition, Mrs. Burnham's children own a total of 38 shares of Common Stock and 40 shares of Class B Common Stock.


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(7)  Mr. Freeman also owns 400 shares of Class B Common Stock.

(8)  Mr. Harris also owns 48 shares of Class B Common Stock.

(9) In addition to the shares shown in the table, Fiduciary Trust Company International holds 2,494 shares of Common Stock and 3,124 shares of Class B Common Stock and acts as trustee under trusts created by Mr. Sharpe and his wife, Peggy Boyd Sharpe, for the benefit of members of the Sharpe family and, in certain cases, designated charitable organizations. Fiduciary Trust Company International shares voting and investment power with Mr. Sharpe's children as to 300 shares of Common Stock; as to all other shares, Fiduciary Trust Company International possesses sole voting and investment power.

(10) W. Nicholas Thorndike owns 134 shares of Common Stock and 108 shares of Class B Common Stock. He holds 29 shares of Common Stock and 44 shares of Class B Common Stock as sole custodian for a member of another family. He is a co-trustee of several trusts for the benefit of members of another family holding 2,482 shares of Common Stock and 3,156 shares of Class B Common Stock. Mr. Thorndike is also one of the Directors of Southland Communications, Inc., which owns 2,416 shares of Common Stock and 2,092 shares of Class B Common Stock. As a result of such relationships, Mr. Thorndike possesses sole or shared voting power or investment power with respect to 13.2% of the Common Stock.

(11) Mr. Wall also owns 72 shares of Class B Common Stock.

(12) Mr. Wilmerding possesses sole or shared voting power or investment power with respect to 1.5% of the Common Stock. Mr. Wilmerding also owns 300 shares of Class B Common Stock.


Under General Instruction C to Form S-8 and Rule 144 promulgated by the Commission under the Securities Act, the Selling Stockholders are deemed to be affiliates of the Corporation. As a result, the volume limitations of such instruction and Rule 144 limit the number of shares which each of the above persons, and any other persons with whom he/she is acting in concert for the purpose of selling the Common Stock, may sell in any three month period to 378 shares of Common Stock.

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
                                 LEGAL MATTERS

        The validity of shares of Common Stock offered hereby will be passed upon for the Corporation by Edwards & Angell, Providence, Rhode Island. Partners and of counsel attorneys of Edwards & Angell own 106 shares of the Registrant. Benjamin P. Harris, III, a Director of the Corporation, is a partner of Edwards & Angell.

                                    EXPERTS

        The consolidated financial statements and schedule of Providence Journal Company and Subsidiaries as of December 31, 1993 and 1994 and for each of the years in the three-year period ended December 31, 1994 have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP and Deloitte & Touche LLP, independent auditors, incorporated by reference herein, given upon the authority of said firms as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in accounting for income taxes and a change in accounting for postretirement benefits in 1992.

        The consolidated financial statements of King Holding Corp. and subsidiaries as of December 31, 1993 and 1994 and for the period February 25, 1992 to December 31, 1992 and the years ended December 31, 1993 and 1994 incorporated in this prospectus from the Corporation's Joint Proxy Statement-Prospectus dated August 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm as experts in accounting and auditing.


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